OWEN M. NACCARATO, Esq. Naccarato & Associates 1100 Quail Street, Suite 100 Newport Beach, CA 92660 Office: (949) 851-9261 Facsimile: (949) 851-9262

April 18, 2014

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: Bergio International, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Bergio International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about April 18, 2014 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 165,000,000 shares of the Company’s common stock, $0.00001 par value per share (the “Stock”), that are subject to issuance by the Company under their 2011 Incentive Stock Plan (the “Plan”).  On April 3, 2013 the Plan was amended to increase the authorized shares of common stock available for issuance under the Plan from 35,000,000 to 200,000,000. Upon filing of this registration statement, 165,000,000 shares of the registrant’s common stock will remain available for issuance under the Plan.

In rendering this opinion, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Owen Naccarato, Esq.

Naccarato & Associates